UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 2, 2014

Glu Mobile Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33368	91-2143667
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 Howard Street, Suite 300, San Francisco, California		94105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(415) 800-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 2, 2014, Glu Mobile Inc. ("Glu") and Kimsaprincess, Inc. ("KAP"), Kim Kardashian West’s corporation, entered into an amendment (the "Amendment") to their existing License Agreement (the "KAP License Agreement") dated November 5, 2013.

Pursuant to the Amendment, Glu and KAP agreed to extend the term of the KAP License Agreement (the "Term") by an additional three years such that the Term is now scheduled to end on June 30, 2019. During the Term, Glu may elect to develop additional games featuring Ms. Kardashian West (each, a "Game") in addition to continuing to develop updates for Glu’s existing Game, Kim Kardashian Hollywood. Once the Term ends, Glu is permitted to continue selling the Games it developed during the Term during a sell-off period which, pursuant to the Amendment, has been extended by six months to a total of 12 months.

During the Term, Ms. Kardashian West and her property and marks may not appear in any other game that is playable on a mobile device or any other device on which Games are playable.

Pursuant to the Amendment, KAP has agreed to provide additional property for inclusion in the Games, including additional vocal recordings and video clips of Ms. Kardashian West. Furthermore, KAP has agreed to cause Ms. Kardashian West to conduct additional marketing and promotional activities in support of the Games, including through various social media channels and a launch event for the next major update of Kim Kardashian Hollywood.

In consideration of KAP’s additional commitments and obligations under the Amendment, Glu agreed to provide KAP with an additional minimum guarantee payment (the "Minimum Guarantee"), which is fully recoupable by Glu against royalties that Glu would otherwise pay to KAP during the portion of the Term that begins on July 1, 2016 and ends on June 30, 2019. The Amendment did not change the royalty rate at which royalty payments will be paid to KAP for Net Revenues (as such term is defined in the KAP License Agreement) generated from the Games.

In addition, in connection with entry into the Amendment, on September 2, 2014, Glu issued to KAP and two other entities associated with Ms. Kardashian West a total of three warrants exercisable for up to an aggregate of 500,000 shares of Glu’s common stock (collectively, the "Warrants").

Each of the Warrants has an initial exercise price of $4.99 per share, which was the closing price of Glu’s common stock on The NASDAQ Global Market on September 2, 2014, subject to adjustments for dividends, reorganizations and other common stock events. Each of the Warrants expires on September 2, 2020. Each of the Warrants vests and becomes exercisable in equal monthly installments over the 60-month Term of the KAP License Agreement, subject to full acceleration under certain circumstances, including (1) Glu’s recoupment of the entire Minimum Guarantee, (2) upon the occurrence of a Glu change of control transaction or (3) in the event that KAP terminates the KAP License Agreement due to an uncured material breach of the agreement by Glu. In addition, the Warrants will cease vesting in the event that Glu terminates the KAP License Agreement due to an uncured material breach of the agreement by KAP. Each of the Warrants may, at the election of the holder, be either exercised for cash or net exercised on a cashless basis.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

September 5, 2014	By:	/s/ Scott J. Leichtner

Name: Scott J. Leichtner
Title: Vice President and General Counsel